Exhibit 10.2
AGREEMENT
This Agreement (the "Agreement") is made as of July 20, 2018 among:
(1)	ASTEC, INC., a Tennessee corporation whose address is 4101 Jerome Avenue, Chattanooga, Tennessee 37407 ("Astec");
(2)	ASTEC INDUSTRIES, INC., a Tennessee corporation whose address is 4101 Jerome Avenue, Chattanooga, Tennessee 37407 (the "Guarantor" and, together with Astec, the "Astec Parties");
(3)	HIGHLAND PELLETS, LLC, an Arkansas limited liability company whose address is 60 State Street, Suite 700, Boston, Massachusetts 02109 ("Highland");
(4)	HIGHLAND LLC, a Delaware limited liability company whose address is 60 State Street, Suite 700, Boston, Massachusetts 02109;
(5)	ARKANSAS TEACHER RETIREMENT SYSTEM, whose address is 1400 W. 3rd St. Little Rock, Arkansas, 72201; and
(6)	GIP CAPS PINE, L.P., a limited partnership whose address is 12 East 49th Street, New York, New York 10017.
Whereas:
(A)
Highland and Astec entered into a Sale and Construction Contract dated as of July 2, 2015, as supplemented on August 19, 2015 and February 15, 2016, and amended on October 2, 2015, January 22, 2016, May 9, 2016, March 1, 2017, September 12, 2017 and February 2, 2018 (collectively, and as so supplemented and amended, the "Contract").

(B)	The Guarantor entered into a Performance and Completion Guarantee in favour of Highland dated as of July 2, 2015, as amended January 22, 2016 (collectively, and as so amended, the "Guaranty").
(C)	Astec, the Guarantor and Highland desire to fully settle and resolve all matters relating to the Contract and the Guaranty pursuant to this Agreement.
(D)
Capitalized terms used but not defined in this Agreement shall have the respective meanings assigned to them in the Contract. The rules of interpretation set forth in Section 18(e) of the Contract shall apply mutatis mutandis to this Agreement as if expressly set forth herein.

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1	Payments
1.1	Termination Payments
Subject to the terms and conditions of this Agreement, the Astec Parties agree, jointly and severally, to make the following payments by wire transfer of immediately available funds pursuant to the flow of funds and wire transfer instructions set forth in Schedule 1 attached hereto (collectively, the "Termination Payments"):
(a) $34,000,000 on the date that is one (1) Business Day after the signing of this Agreement (the "Initial Payment Date");
(b) $8,500,000 on the date that is thirty (30) days after the Initial Payment Date;
(c) $8,500,000 on the date that is sixty (60) days after the Initial Payment Date;
(d) $8,500,000 on the date that is ninety (90) days after the Initial Payment Date; and
(e) $8,500,000 on the date that is one hundred twenty (120) days after the Initial Payment Date (the "Final Payment Date");
provided that any Termination Payment that is to be paid on a day that is not a Business Day shall be paid on the next immediately following Business Day.
1.2	Cancellation of Retainage Amount and Deferred Payment
Subject to the terms and conditions of this Agreement, Astec agrees that the obligations of Highland and/or its affiliates to pay the Retainage Amount (as defined in Section 1.4) and the Deferred Payments (as defined in Section 1.4), including any interest, are hereby cancelled and terminated.
1.3	Payment Upon VOC Compliance
Highland agrees to use its best efforts and act in good faith to demonstrate VOC Compliance (as defined in Section 1.4) as soon as is reasonably possible.  Such best efforts shall include, but are not limited to, implementing all recommendations set forth in the June 12, 2018 Mid-South report (point II, Tier 1-Furnace, point A, Furnace and Heater Chamber Temperatures, and point B, Ash Fusion and Build-Up on Duct Shelf).  Astec shall have the right to observe and offer technical advice to the efforts to demonstrate VOC Compliance and shall be provided with all relevant information relating thereto, but shall have no obligation or liability with respect thereto.  If VOC Compliance is demonstrated on or prior to May 1, 2019, Highland and Highland LLC agree, jointly and severally, to make the Compliance Payment (as defined in Section 1.4) to Astec by wire transfer of immediately available funds pursuant to instructions provided by Astec on the later of (a) the date that is sixty (60) days after the Final Payment Date and (b) the date that is two (2) Business Days after VOC Compliance is demonstrated; provided that, if VOC Compliance is not demonstrated on or prior to May 1, 2019, Highland and Highland LLC shall have no obligation to pay the Compliance Payment to Astec.
Highland represents and warrants that there are no contractual or other restrictions on its ability or right to make the Compliance Payment.
Each party represents and warrants that neither (a) the ability to demonstrate VOC Compliance, nor (b) the payment of, or failure to pay, the Compliance Payment, shall have any effect upon the effectiveness of the releases and discharges set forth in Section 3.
1.4	Certain Definitions
For purposes of this Agreement, the following terms shall have the following meanings:
"Compliance Payment" means an amount equal to $7,000,000.
"Deferred Payments" means the $2,075,136.50 of Construction Price payments, including principal accrued and unpaid interest, fees, costs and expenses, if any, to be retained after the Payoff Date pursuant to that certain EPC Payment Option Satisfaction and Lien Termination Agreement dated as of September 30, 2017 by and among Astec, Highland, Highland LLC and Highland Pellets Ltd.
"Retainage Amount" means the retention amount of $1,231,215.88 per line (for a total of $4,924,863.52) to be paid to Astec by Highland upon Completion pursuant to Schedule 3, Part C of the Contract (captioned "Final Payment for Construction Services").
"VOC Compliance" means that one (1) Line of the Plant has demonstrated the capability of complying with the Highland ADEQ Operating Air Permit with respect to the emission of volatile organic compounds from the dryer island.  The testing parameters will be the same as were used by the State of Arkansas in connection with the issuance of such permit.
2	Termination of Contract and Guaranty
The Contract (including, without limitation, any warranty provisions thereunder) and the Guaranty are hereby terminated as of the date of this Agreement (the "Termination Date"). From and after the Termination Date, the Contract (including, without limitation, any warranty provisions thereunder) and the Guaranty will be of no further force or effect, and the rights, duties and obligations of each of the parties thereunder shall terminate.
3	Mutual Release
3.1	Highland Release
In consideration of the covenants, agreements and undertakings of the parties under this Agreement, Highland, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates, and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the Astec Parties, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, expenses (including attorneys' fees and costs actually incurred), and punitive damages, of any nature whatsoever (collectively, "Claims"), and all liens arising from such Claims that operate under contract or law which Highland or any third party claiming through Highland has, or may have had, against the Astec Parties, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising out of the Contract or the Guaranty or for any other matter between Highland and the Astec Parties, except for any obligations arising out of this Agreement.
3.2	Astec Parties Release
In consideration of the covenants, agreements and undertakings of the parties under this Agreement, the Astec Parties, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates, and assigns, and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge Highland, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, from all Claims and all liens arising from such Claims that operate under contract or law, including a release of any security interest granted pursuant to Section 11(d) of the Contract, which the Astec Parties or any third party claiming through the Astec Parties, have, or may have had, against Highland, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising out of the Contract or the Guaranty or for any other matter between the Astec Parties and Highland, except for any obligations arising out of this Agreement.
3.3	Scope of Releases
This Agreement resolves any claim for relief that is, or could have been alleged, no matter how characterized, including, without limitation, direct or indirect damages, compensatory damages, damages for breach of contract, bad faith damages, reliance damages, liquidated damages, delay damages, consequential damages, exemplary damages, special damages, damages for humiliation and embarrassment, punitive damages, costs, and attorneys' fees related to or arising from the Contract or the Guaranty. Each party understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other party now knows or believes to exist regarding the subject matter of the release contained in this Section 3, and which, if known at the time of signing this Agreement, may have materially affected this Agreement and such party's decision to enter into it and grant the release contained in this Section 3. Nevertheless, the parties intend to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The parties hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.
The releases contained in this Section 3 are conditioned on Astec making the first Termination Payment on the Initial Payment Date.
4	Astec Deliverables and Support
4.1	Astec Deliverables
On or prior to the date that is fourteen (14) days immediately following the Termination Date, Astec will deliver to Highland all as-built drawings, codes, manuals, operating procedures and other items necessary to operate the Plant (collectively, the "Operating Materials").  All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, "Intellectual Property Rights") in and to the Operating Materials shall continue to be owned by Astec. Astec hereby grants Highland a license (the "License") to use all Intellectual Property Rights on a non-exclusive, irrevocable, fully paid-up, royalty-free and perpetual basis to the extent necessary to enable Highland to operate the Plant.  The License is transferable to any subsequent owner or operator of the Plant, but may not be assigned or transferred to any other person or entity without the prior written consent of Astec.
Highland acknowledges that the Operating Materials include non-public, proprietary or confidential information of Astec (including without limitation: product development information, processes, procedures, inventions, research, business methods, specifications, trade secrets, computer software, engineering data, technical information and drawings) (collectively, the "Astec Proprietary Information").  Highland shall use the Astec Proprietary Information solely for the operation of the Plant and shall not disclose or permit access to Astec Proprietary Information other than to its employees, officers and consultants who need to know such Astec Proprietary Information to operate the Plant and are bound by confidentiality obligations no less protective of the Astec Proprietary Information than the terms contained herein. Highland shall use its best efforts to safeguard the Astec Proprietary Information from unauthorized use, access, or disclosure using no less than a commercially reasonable degree of care. In no event shall Highland (a) use Astec Proprietary Information in the design, development, manufacture, service or sale of any equipment, products or goods, or (b) at any time decompile, reverse assemble, or reverse engineer any Astec Proprietary Information, unless Astec has provided written or oral instructions to the contrary.  Astec Proprietary Information does not include any information that: (a) is or becomes generally available to the public other than as a result of Highland's acts or omissions; (b) is obtained by Highland on a non-confidential basis from a third party that was not legally or contractually restricted from disclosing such information; or (c) was or is independently developed by Highland, as established by documentary evidence, without using any Astec Proprietary Information.  Any future operator or owner of the Plant shall be subject to the limitations of this paragraph and shall be required to acknowledge such limitations as a condition to becoming an operator or owner of the Plant.
The termination and release provisions contained in this Agreement shall not limit or release any warranties made by third parties unaffiliated with Astec.  Astec claims no interest in any such third party warranties and assigns any such interest it may have to Highland, as is, without recourse or warranty.  Astec agrees to file a termination statement with respect to any UCC financing statement of record in its favor and against Highland as debtor.
Astec releases all liens, claims and rights of any type whatsoever with respect to any labor and/or services previously performed and material and/or equipment previously furnished by Astec or its subcontractors with respect to Highland's property, including without limitation, mechanics and materialmen's liens under applicable law.  Astec hereby confirms it has paid all such subcontractors all amounts due and payable with respect to such labor and/or services performed.
4.2	Delivery of the Site
Astec agrees to remove all of its materials, tools, equipment and personnel from the site of the Plant promptly, but no later than the date that is fourteen (14) days immediately following the Termination Date, with the exception of the minimal materials, tools, equipment tools and personnel necessary to complete the Tier 1 tasks of the Mid-South report dated June 12, 2018 and these minimal items will be removed no later than sixty (60) days from the Termination Date.
4.3	Astec Technical Assistance
Astec agrees to provide the following services to Highland at no charge (collectively, the "Services"):
(a) Until December 31, 2018, Malcolm Swanson or, in the event of his absence, a comparable senior engineer, will be made available for up to forty (40) hours per week to provide technical assistance and consultation on reasonable notice from Highland (including, if reasonably required, reasonable visits to the site); and
(b) additional technical assistance for service-related inquiries relating to existing equipment by telephone with Astec's Service Department on an as-needed basis for a period of one (1) year from the Termination Date.  For the avoidance of doubt, such technical assistance shall not include any engineering work for modifications to be made to the Plant after the Termination Date.
Astec is providing the Services as a courtesy and an accommodation and will provide the Services with the care and diligence that it would provide to a normal paying customer.  Astec makes no other representations and warranties of any kind, express or implied, with respect to the Services and shall have no liability for any damages, losses or liabilities relating to or arising out of the Services, including, without limitation, any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity.
4.4	Additional Astec Support
In addition to the assistance provided pursuant to Section 4.3, Astec agrees to provide such equipment, machinery, parts as may be requested by Highland and agreed to by Astec, at Astec's standard prices and rates and in accordance with Astec's standard terms and conditions.
5	Representations and Warranties
Each of Highland, Astec and the Guarantor hereby represents and warrants for the benefit of the other parties that as of the date hereof this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligations as applicable, enforceable in accordance with its terms.
The execution, delivery and performance by each party of this Agreement does not conflict with or result in a violation or breach of any provision of any contract by which such party is bound.  Highland has obtained all third-party consents or approvals required in connection with the execution, delivery and performance of this Agreement and the making of payments pursuant to Schedule 1, including, without limitation, consents or approvals from GIP Caps Pine, L.P., Arkansas Teacher Retirement System, Drax Biomass Inc. and Drax Power Limited.
Each party affirms that it has not filed with any governmental agency or court any type of action or report against any other party, and currently knows of no existing act or omission by the other parties that may constitute a Claim excluded from the release in Section 3 above.
6	Acknowledgement of Settlement
The parties, as broadly described in Section 3 above, acknowledge that (a) the consideration set forth in this Agreement, which includes, but is not limited to, the Termination Payments, is in full settlement of all Claims of whatsoever kind or character that they have, or may ever have had, against the other parties, as broadly described in Section 3 above and (b) by signing this Agreement, and accepting the consideration provided herein and the benefits of it, they are giving up forever any right to seek further monetary or other relief from the other parties, as broadly described in Section 3 above, for any acts or omissions up to and including the Termination Date.
The parties understand and agree that neither the payment of any sum of money nor the execution of this Agreement by the parties will constitute or be construed as an admission of any wrongdoing or liability whatsoever by any party.
7	Future Operation of Plant
The operation of the Plant subsequent to the Termination Date and all repairs, maintenance, programming, changes to controls, renovations, enhancements and modifications to be made to the Plant after the Termination Date shall be the sole and exclusive responsibility of Highland, and no Astec Party shall have any obligation or liability with respect to such matters.  Any assistance rendered by Astec in connection with the operation and performance of the Plant or in any other capacity shall be given solely in a consulting or advisory capacity and shall not release Highland in any manner whatsoever from its responsibility for operating the Plant.  Highland agrees to indemnify and hold harmless the Astec Parties, their affiliates and their respective representatives, from and against any and all liabilities, damages, obligations and claims (including, without limitation, court costs and reasonable attorney's fees) arising from or with respect to the ownership and operation of the Plant.  Highland agrees that no Astec Party has any further obligation to pay any amounts to Highland or any third party that directly or indirectly relate to the Plant from and after the Termination Date except for the Termination Payments.
8	Confidentiality and Public Announcements
8.1	Confidentiality
Subject to the terms and conditions of Section 8.2, each party acknowledges the confidential nature of the terms and conditions of this Agreement (including, without limitation, the fact that Termination Payments are being made and the amount of the Termination Payments) (collectively, the "Confidential Information") and agrees that it shall not (a) disclose any of such Confidential Information to any person or entity, except to such party's affiliates, employees, advisors and other representatives who need to know the Confidential Information to assist such party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, or (b) use the Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement. Each party shall be responsible for any breach of this Section 8.1 caused by any of its affiliates, employees, advisors, or other representatives.
8.2	Public Announcements
Neither party shall (orally or in writing) publicly disclose or issue any press release, make any other public statement, or otherwise communicate with the media, concerning the termination of the Contract, the existence of this Agreement or the subject matter hereof, without the prior written approval of the other parties, except to the extent that such party is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by applicable law, (ii) under any rules or regulations of any securities exchange of which the securities of such party or any of its affiliates are listed or traded, or (iii) in connection with Astec's earning releases and investor presentations and conference calls.
9	Miscellaneous
9.1	Notices
All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice") must be in writing and addressed to the other party at its address set forth below (or to such other address that the receiving party may designate from time to time in accordance with this section).  All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid), or e-mail (with confirmation of transmission).  Except as otherwise provided in this Agreement, a Notice is effective only (i) on receipt by the receiving party and (ii) if the party giving the Notice has complied with the requirements of this Section 9.1.
Notice to Astec Parties:	4101 Jerome Avenue Chattanooga, TN 37407
E-mail: rdorris@astecindustries.com
Attention: Rick Dorris
Notice to Highland:	5601 Industrial Drive North Pine Bluff, AR 71602
E-mail: tom@highland-pellets.com
Attention: Tom Reilley
9.2	Counterparts
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page by facsimile transmission or via electronic mail in portable document format (pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.
9.3	Binding Agreement
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Moreover, the persons and entities referred to in Section 3 above, but not a party, are third-party beneficiaries of this Agreement.
9.4	Entire Agreement
This Agreement constitutes the sole and entire agreement among the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.  This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.
9.5	Headings
The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.
9.6	Severability
If any provision of this Agreement is found by a court of competent jurisdiction to be legally invalid or unenforceable:  (i) the validity and enforceability of the remainder of this Agreement shall not be affected (ii) such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and (iii) such provision shall be valid, enforceable and enforced in its modified form.
10	Governing law and submission to jurisdiction
10.1	Governing law
This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of New York, United States of America, without regard to conflicts of laws provisions thereof that would result in the application of the law of any other jurisdiction. The Parties agree that the United Nations Convention on Agreements for the International Sale of Goods does not apply to this Agreement. Each Party hereby submits to the jurisdiction of the state and federal courts sitting in New York, New York.
10.2	Waiver of Jury Trial
Each party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments and appendices attached to this Agreement, or the transactions contemplated hereby.

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In witness whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

ASTEC:
ASTEC, INC.

By: /s/ Malcolm Swansom
 Name: Malcolm Swansom
 Title: President

HIGHLAND:
HIGHLAND PELLETS, LLC

By: /s/ Thomas Reilley
 Name: Thomas Reilley
 Title: Chairman

Acknowledged and agreed by
HIGHLAND LLC

By: /s/ Thomas Reilley
       Name: Thomas Reilley
       Title: Chairman

Acknowledged and agreed by
The GUARANTOR:
ASTEC INDUSTRIES, INC.

By:  /s/ Benjamin G. Brock
       Name: Benjamin G. Brock
        Title:  President & CEO

GIP CAPS Pine, L.P. hereby consents to and agrees to be bound by the release set forth in Section 3.1 of this Agreement.
GIP CAPS PINE, L.P.

By: /s/ Reiwer Boehning
       Name: Reiwer Boehning
        Title: CAPS Partner

Arkansas Teacher Retirement System hereby consents to and agrees to be bound by the release set forth in Section 3.1 of this Agreement.
ARKANSAS TEACHER RETIREMENT SYSTEM

By:  /s/ George Hopkins
       Name: George Hopkins
        Title: Executive Director

Schedule 1
This schedule sets forth the flow of funds and associated wire transfer instructions to take place on the Initial Payment Date and for each subsequent Termination Payment until the Final Payment Date, in each case, pursuant to the Agreement.  Highland directs and authorizes Astec to make the Termination Payments in accordance with this Schedule.
The relevant bank information and wire transfer instructions for the parties receiving funds from the Termination Payments under this Agreement are set forth below under "B. WIRE TRANSFER INSTRUCTIONS".  The terms "Dollars" and "$" mean United States Dollars.  All amounts shall be paid in United States Dollars in immediately available funds in each case without any setoff or deduction unless specifically set forth below.
If any of the payments set forth below would occur on a day that is not a Business Day, such payment shall instead be made on the next immediately following Business Day.
A. TERMINATION PAYMENTS FLOW OF FUNDS
1.	Payment to GIP CAPS Pine, L.P.

On the Initial Payment Date Astec shall wire transfer an amount equal to $10,000,000.00 (ten million Dollars) to GIP CAPS Pine, L.P.

2.	Payment to Arkansas Teacher Retirement System

On the Initial Payment Date Astec shall wire transfer an amount equal to $15,000,000.00 (fifteen million Dollars) to Arkansas Teacher Retirement System.

3.	Payments to Highland LLC

Astec shall wire transfer the following amounts to Highland LLC:

(a)	a payment of $4,000,000.00 (four million Dollars) on the Initial Payment Date;
(b)	a payment of $1,000,000.00 (one million Dollars) on the date that is thirty (30) days after the Initial Payment Date;
(c)	a payment of $2,000,000.00 (two million Dollars) on the date that is sixty (60) days after the Initial Payment Date; and
(d)	a payment of $3,000,000.00 (three million Dollars) on the date that is one hundred twenty (120) days after the Initial Payment Date.
4.	Payments to Highland

Astec shall wire transfer the following amounts to Highland:

(a)	a payment of $5,000,000.00 (five million Dollars) on the Initial Payment Date;
(b)	a payment of $7,500,000.00 (seven million five hundred thousand Dollars) on the date that is thirty (30) days after the Initial Payment Date;
(c)	a payment of $6,500,000.00 (six million five hundred thousand Dollars) on the date that is sixty (60) days after the Initial Payment Date;
(d)	a payment of $8,500,000.00 (eight million five hundred thousand Dollars) on the date that is ninety (90) days after the Initial Payment Date; and
(e)	a payment of $5,500,000.00 (five million five hundred thousand Dollars) on the date that is one hundred twenty (120) days after the Initial Payment Date.
5.	Payment of Costs and Fees

Upon confirmation of receipt of cleared funds by Highland on the Initial Payment Date of the amount set forth in paragraph 4(a) above, Highland shall initiate wire transfers for the following amounts to each of the parties as set forth below:

(a)	a payment of $106,000.00 to Gill Ragon Owen, P.A. for legal services to Arkansas Teacher Retirement System;
(b)	a payment of $260,000.00 to Skadden, Arps, Slate, Meagher & Flom LLP for legal services to GIP CAPS Pine, L.P.; and
(c)	a payment of $40,000.00 to Simmons Bank for advisory services to Arkansas Teacher Retirement System.
B. WIRE TRANSFER INSTRUCTIONS

1.	GIP CAPS Pine, L.P.

Payee	To Account
GIP CAPS Pine, L.P.	JPMorgan Chase Bank, NA 270 Park Avenue New York, NY ABA #: 021000021 SWIFT Code: CHASUS33 Account Name: GIP CAPS Pine LP USD Account Number: 700756237

2.	Arkansas Teacher Retirement System

Payee	To Account
Arkansas Teacher Retirement System	STATE STREET BANK AND TRUST COMPANY BOSTON, MA ABA : 011000028 A/C NAME: ARKANSAS TEACHER RETIREMENT SYSTEM LIQUIDITY (4NY8) A/C NUMBER: DDA #02151454 ATTN: SARAH CAREY, PUBLIC FUNDS REF: Highland

3.	Highland

Payee	To Account
Highland Pellets, LLC	A/C# 12199171 ABA/ Routing#: 082900432 Account Name: Highland Pellets LLC Bank Name: Simmons Bank 510 S Main Street Pine Bluff, AR 71601 OBI: INV

4.	Highland LLC

Payee	To Account
Highland LLC	A/C# 80006286746 ABA/ Routing #: 321081669 Account Name: Highland LLC Bank Name: First Republic Bank

5.	Costs and Fees

Payee	To Account
Gill Ragon Owen, P.A.	Wire Transfer Instructions Gill Ragon Owen, P.A. To: Centennial Bank, Little Rock, Arkansas ABA No. 082902757 Gill Ragon Owen, P.A. Operating Account Account No. 500103949
Skadden, Arps, Slate, Meagher & Flom LLP
CITIBANK, N.A.
111 Wall Street
NEW YORK, NY 10043
ABA #: 021000089
Swift Code: CITIUS33 (required for international wires only)
FOR CREDIT TO:
ACCOUNT #30060143 of Skadden, Arps, Slate, Meagher & Flom LLP

Simmons Bank	Simmons Bank/Trust Attn: Trust Ops Admin Assistant Account #10118174 ABA #082900432